Exhibit 10.5

AGREEMENT OF SETTLEMENT AND RELEASE

This Agreement of Settlement and Release (“Settlement/Release”), effective as of August 31, 2010 (“Effective Date”), is entered into by and between Heartland Payment Systems, Inc., a Delaware corporation (“HPS”), and DFS Services LLC, a Delaware corporation (“Discover”).

WHEREAS, the parties entered into that certain Service Agreement, dated May 1, 2000, as amended, and that certain Acquirer Agreement, dated April 28, 2008 (such agreements and any Discover rules or regulations incorporated therein, as amended, hereinafter collectively referred to as the “Agreements”) in connection with HPS’ provision of secure processing and merchant acquiring services related to credit card transactions on the Discover® Network, and

WHEREAS, HPS announced on January 20, 2009 that it experienced an intrusion into its computer systems during 2008 (“Data Incident”), which intrusion Discover alleges placed at risk of compromise data relative to certain Discover® Card accounts; and

WHEREAS HPS reported to Discover that a total of 3,454,997 Discover Network Card accounts were processed by HPS during the period May 14, 2008 through October 29, 2008 (“the At-Risk Discover Card Accounts”), certain of which were issued by (i) Discover Bank, (ii) HSBC Bank Nevada, N.A., (“HSBC”) and (iii) GE Money Bank and GE Capital Financial Services, Inc. (“GE”).

WHEREAS, a dispute has arisen between the parties with respect to HPS’ obligations under the Agreements with respect to the Data Incident (the “Dispute”); and

WHEREAS, the parties wish to amicably, fully, and finally settle the Dispute;

NOW, THEREFORE, the parties hereto agree as follows:

1. HPS shall pay Discover by wire transfer the sum of five-million-dollars ($5,000,000.00) (“Discover Settlement Proceeds”) within five (5) business days of the Effective Date of this Settlement/Release. Within five (5) business days of Discovers receipt of the Discover Settlement Proceeds, Discover will remit (i) to HSBC the sum of one-hundred-three-thousand and thirty-seven dollars ($103,037), and (ii) to GE the sum of two-hundred-seventy-seven-thousand-one-hundred and twenty dollars ($277,120). HPS’ payment of the Discover Settlement Proceeds is in full and final satisfaction of any and all claims of Discover and HPS arising from or relating to the Data Incident or the Dispute.

2. In consideration of HPS’ payment of the Discover Settlement Proceeds, Discover, on behalf of (i) itself, (ii) each of its past, present, and future affiliates (including Discover Bank), successors, predecessors, and assigns, and (iii) any other person or entity claiming by authority of, on behalf of, or through Discover or the Agreements (all of the persons and entities described in clauses (i)-(iii) of this sentence being defined herein as the “Discover Releasors”) hereby releases and discharges HPS and its direct, indirect, present and former, parents, subsidiaries, affiliates, predecessors and successors, employees, partners, directors, officers, principals, and assignees (collectively, the “HPS Releasees”), jointly and severally, free and harmless from and against and covenants that none of the Discover Releasors will hereafter assert against any of the HPS Releasees, any and all rights, claims, debts, demands, acts, agreements, liabilities, losses, obligations, damages, costs, fees (including without limitation, those of attorneys), expenses, actions, and/or causes of action of every kind or nature whatsoever, present or future, both in law and equity, known or unknown, suspected or unsuspected (“Claims”), that any of the Discover Releasors may have against any of the HPS Releasees arising from or relating to the Data Incident or the Dispute (the “Released Discover Claims”).

a. Discover represents and warrants that it is authorized to execute this release on behalf of the Discover Releasors and that none of the Discover Releasors have assigned or otherwise transferred (voluntarily, involuntarily or by operation of law) any right, title, or interest in any Released Discover Claim.

b. Discover covenants and agrees that none of the Discover Releasors will assert any of the Released Discover Claims against, or otherwise seek to obtain any monetary recovery or other relief by reason of any of the Released Discover Claims from the HPS Releasees.

c. Discover represents and warrants that Discover Bank, HSBC and GE issued at least ninety-eight (98) percent of the At-Risk Discover Card Accounts.

3. As further consideration for HPS’ payment of the Discover Settlement Proceeds, Discover has secured releases from HSBC and GE respectively for the benefit of HPS. Discover hereby indemnifies the HPS Releasees against and agrees to hold the HPS Releasees harmless from any and all losses, damages, costs, fees (including without limitation, those of attorneys), or expenses of any kind that any of the HPS Releasees may incur by reason of any Claims that HSBC or GE (or any of their past, present, and future affiliates, successors, predecessors, and assigns) may have against any of the HPS Releasees arising from or relating to the Data Incident or the Dispute (respectively, the “Indemnified HSBC Claims” and the “Indemnified GE Claims”), provided, however that Discovers liability under this sentence shall not exceed $103,037 in the case of the Indemnified HSBC Claims and shall not exceed $277,120 in the case of the Indemnified GE Claims.

4. In consideration of Discover accepting payment of the Discover Settlement Proceeds in settlement of the Dispute, HPS, on behalf of itself and its affiliates, successors, predecessors, and assignees (collectively, the “HPS Releasors”), hereby releases and discharges Discover, HSBC Bank Nevada, N.A., GE Money Bank and GE Capital Financial Services, Inc. and their direct, indirect, present and former, parents, subsidiaries, affiliates, predecessors and successors, employees, partners, directors, officers, principals, and assignees (collectively, the “Discover Releasees”), jointly and severally, free and harmless from and against any and all rights, claims, debts, demands, acts, agreements, liabilities, losses, obligations, damages, costs, fees (including without limitation, those of attorneys), expenses, actions, and/or causes of action of every kind or nature whatsoever, present or future, both in law and equity, known or unknown, suspected or unsuspected, that any of the HPS Releasors may have against any of the Discover Releasees arising from or relating to the Dispute (the “Released HPS Claims”).

5. Each party acknowledges and agrees that this Settlement/Release, including the consideration transferred hereunder, is a compromise of the Dispute and that neither the Settlement/Release nor the compromise of the Dispute hereunder shall be construed as an admission of liability or non-liability on the part of either party, nor shall it be admissible as evidence in any proceeding except a proceeding to enforce or for breach of this Settlement/Release.

6. Except as set forth in paragraph 2 of this Settlement/Release with respect to rights, claims, debts, demands, acts, agreements, liabilities, losses, obligations, damages, costs, fees, expenses, actions, and/or causes of action of every kind or nature arising from or relating to the Dispute, this Settlement/Release shall not alter, amend or otherwise constitute a waiver or modification of the parties rights and obligations under the Agreements or applicable Network Operating Regulations, Acquirer Operating Regulations (f/k/a Operating Regulations for Acquirers), Dispute Rules Manual or any other agreements between the parties.

7. Each party hereby represents and warrants to the other that: (a) it has had an opportunity to obtain independent legal advice from attorneys of its choice with respect to the advisability of entering into the Release; (b) it has not relied upon any statement, representation, or promise of any other party not expressly contained herein; (c) it has not assigned or otherwise transferred (voluntarily, involuntarily or by operation of law) any right, title, or interest in any claim which it has, may have, or may have had with respect to the Dispute; (d) it is a sophisticated business, has negotiated individually each of the material provisions of this Settlement/Release on an arm’s length basis with the advice of competent counsel, in order to meet its needs, and that no ambiguity in the drafting of this Settlement/Release shall be construed against the drafter; (e) it has carefully read this Settlement/Release, knows and understands the contents thereof, has had a full and fair opportunity to inquire about the facts and circumstances giving rise to the Dispute and concerning this Settlement/Release, and freely executes this Settlement/Release; and (f) the individual who signs this Settlement/Release on its behalf has the authority to bind that party to this Settlement/Release.

8. This Settlement/Release is governed by and shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law. Any action hereunder by either party shall be brought in the appropriate federal or state court located in the County and State of Illinois, and each party hereby consents to the exclusive jurisdiction of such court and waives any claim of lack of jurisdiction or forum non conveniens.

9. No waiver of any breach of any term or provision of this Settlement/Release shall be construed to be, nor shall be, a waiver of any other breach of this Settlement/Release. No waiver shall be binding unless in writing and signed by the party waiving the breach. In the event any provision of this Settlement/Release is held to be void, voidable, or unenforceable, the remaining provisions shall remain in full force and effect provided that the void, voidable, or unenforceable provision is not material to the subject matter hereof. This Settlement/Release constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements, understandings, or courses of dealing relating to the subject matter hereof. This Settlement/Release binds, and inures to the benefit of, the parties and their respective successors and assigns. This Settlement/Release may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. This Settlement/Release constitutes the entire agreement among the parties with respect to the subject matter of this Settlement/Release and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect to the Released Discover Claims arising out of the Data Incident (other than any existing confidentiality obligations with respect to such subject matter).

10. HPS and Discover shall consult each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Dispute or this Settlement/Release, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may in its good faith judgment conclude may be required by law or regulation, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the issuing party shall, to the extent practicable, use its reasonable efforts to consult with the other party before issuing any such release or make any such public statement. The parties agree that the initial press release with this Settlement/Release attached as an Exhibit thereto, to be issued with respect to this Settlement/Release shall be in the form attached as Exhibit A hereto.

11. All capitalized terms used by not defined herein have the meanings ascribed to them in the Agreement.

12. The recitals are incorporated into this Settlement/Release as if fully set forth herein.

IN WITNESS WHEREOF, the undersigned have executed this Settlement/Release effective as of the Effective Date.

DFS SERVICES LLC		HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Diane Offereins	By:	/s/ Robert H.B. Baldwin Jr.

Name:	DIANE OFFEREINS	Name:	Robert H.B. Baldwin Jr.

Title:	Executive Vice President	Title:	President & Chief Financial Officer

Date:	8/31/10	Date:	8/31/10